Exhibit 5.1
July 21, 2010
Oriental Financial Group Inc.
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926

Re:	Resale Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Oriental Financial Group Inc. (the “Company”), a Puerto Rico corporation, in connection with the Registration Statement on Form S-3, as may be amended or supplemented (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling stockholders named therein (the “Selling Stockholders”) from time to time of up to 13,320,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”). The Shares may be offered and sold from time to time by the Selling Stockholders pursuant to Rule 415 under the Securities Act.
In connection with this opinion, we have examined the Registration Statement and such other documents, agreements, instruments and corporate records, and have examined such laws and regulations, as we have deemed necessary for purposes of this opinion. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In examining the aforementioned documents, we have assumed, without independent investigation or verification, the genuineness of all signatures on such documents; the authenticity of all documents submitted to us as originals; the completeness and conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (other than the Company’s) where authorization, execution and delivery are prerequisites to the effectiveness of such documents.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares held by the Selling Stockholders are legally issued, fully paid and non-assessable.
This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein. This opinion is limited

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to the Puerto Rico General Corporation Law, as amended, in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.
We do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ McConnell Valdés LLC